 MANAGEMENT AND BONUS AGREEMENT

THIS AGREEMENT (the "Agreement") effective as of this thirteenth (13th) day of December 2013 (the “Effective Date”), entered into between Pharma Investing News, Inc. a Nevada Corporation, with its principal offices located at 9107 Wilshire Blvd, Suite 450, Beverly Hills, CA 90210 (the “Company” or “PINV”) and Raymond Dabney of Vancouver, BC, Canada (the “Consultant”) (together, the Company and the Consultant may be referred to herein as the "parties", or each individually as a "party").

WHEREAS:

A.      The Company is in the business of developing patented technology devices and systems for manufacturing, marketing, and distribution worldwide and developing patented and/or protected pharmaceutical, medicinal, food, nutrition, and other products for worldwide marketing and distribution;

B.      The Company wishes to engage the services of the Consultant as an independent contractor of the Company; and

C.      The Company and the Consultant have agreed to enter into a consulting agreement for their mutual benefit.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.         ENGAGEMENT AS A CONSULTANT

1.1       The Company hereby engages the Consultant as an independent contractor of the Company, to undertake the duties and title of Managing Consultant, and the Consultant agrees to exercise those powers as requested by the Company or its subsidiaries from time to time, (collectively the “Services”) and the Consultant accepts such engagement on the terms and conditions set forth in this Agreement.

2.         TERM OF THIS AGREEMENT

2.1       The term of this Agreement shall begin as of the Effective Date and shall continue for five (5) years or until terminated earlier pursuant to Sections 10 and 11 herein (the “Term”).  Any renewal period for this Agreement shall be at the sole discretion of the Company including any compensation or stock/stock option compensation for services paid to the Consultant during the renewal term.

3.         CONSULTANT SERVICES

3.1              The Consultant shall undertake and perform the duties and responsibilities commonly associated with acting in the capacity of Managing Consultant.  The Consultant agrees that Consultant's duties may be reasonably modified by written agreement of both the Company and the Consultant from time to time.

3.2              In providing the Services the Consultant shall:

•        comply with all applicable local statutes, laws and regulations;

•        not make any misrepresentation or omit to state any material fact which results in a misrepresentation regarding the business of the Company;

•        not disclose, release or publish any information regarding the Company without the prior written consent of the Company; and

•        not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without the Company's prior written consent.

4.         CONSULTANT COMPENSATION

4.1              Management Fees.  As compensation for services provided for the management role in the Company, the Company shall pay the Consultant or Consultant's assigns $10,000 per month for the first three months (December 2013, January 2014, and February 2014) and $23,333 per month for the nine months thereafter (March through November 2014) through to the end of the first year of service under this Agreement, considered to be November 30, 2014.  (The first month shall be considered the remainder of December 2013 and the fee paid shall not be pro rated or fractionalized.)  In subsequent years of service, the monthly fee shall be determined by a majority vote of the shareholders of the Company, following a recommendation from the Company's Board of Directors.  Notwithstanding the provisions regarding evaluation for bonuses and fee increases contained herein, it is agreed that the monthly fee paid to the Executiveor Executive'sassigns shall be reevaluated for increase as of June 1, 2014 and annually.  All Management Fee payments shall be paid to the Consultant or Consultant's assigns semi-monthly on the 15th and last day of each calendar month, or prior business day if any of those days fall on a week or statutory holiday.

4.2              Bonus Shares.  As a signing bonus for acting as Managing Consulting of the Company, the Company shall, within seven (7) days of Consultant's signing of this Agreement, or as soon as possible to this time frame, pay the Consultant or the Consultant’s assigns one million (1,000,000) Rule 144 restricted common shares of the Company common stock, followed by payment one year following the signing of the Agreement (considered November 30, 2014) of an identical stock bonus to Consultant or Consultant's assigns of an additional one million (1,000,000) Rule 144 restricted common shares of the Company common stock.  All bonus shares are considered fully earned on signing and issuance.  The Company’s common stock, par value $0.001 per share, currently trades on the NASDAQ OTC Bulletin Board under the symbol ‘PINV’.

4.3              Performance Bonus.As further compensation based on job and Company performance, product development, new patents, branding, product sales, achievement of project or operational milestones, the Company is committed to providing additional cash and stock bonuses to the Consultant or Consultant's assigns, typically to be considered at least annually. Such bonuses will be at the sole discretion of the Company based on overall performance and available operating cash flow.  The Company reserves the right to issue equivalent after-tax value in free-trading common stock in lieu of cash bonuses.

4.4              Additional Compensation Provisions.  Hereinafter, Sections 4.1 through 4.4 are collectively referred to as the “Compensation”.  The Compensation shall not be adversely affected by any change of title with or corporate duties within the Company, so long as Services continue to be provided to the Company, as it is expected that positions within the Company may evolve over time.

5.         REIMBURSEMENT OF EXPENSES

5.1       The parties agree that the Compensation hereunder is not inclusive of any and all fees or expenses incurred by the Consultant on the Company’s behalf pursuant to this Agreement including the costs of rendering the Services.  It is expected that the Company will provide Consultant a computer and software allowance in the first month or a reimbursement for this purpose, preapproved by the Company with appropriate receipts for submission.  The Companyshall reimburse the Consultant for any bona fide expenses including but not limited to travel and telephone incurred by the Consultant on behalf of the Company in connection with the provision of the Services upon the Consultant submitting to the Company an itemized written account of such expenses and corresponding expense receipts in a form acceptable to the Company within 20 days after the Consultant incurs such expenses or within a time period agreed to by the Parties.

6.         CONFIDENTIALITY

6.1       The Consultant shall not disclose to any third party without the prior consent of the Company any financial or business information concerning the business, affairs, plans and programs of the Company its Directors, officers, shareholders, employees, or consultants (the "Confidential Information").  The Consultant shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.  As a material inducement to the Company entering into this Agreement, the Consultant shall, at the Company’s request, execute a confidentiality and non-disclosure agreement in a form mutually agreed upon by the Company and the Consultant.

7.         GRANTS OF RIGHTS AND INSURANCE

7.1       The Consultant agrees that the results and proceeds of the Services under this Agreement, although not created in an employment relationship, shall, for the purpose of copyright only, be deemed a work made in the course of employment under United Kingdom, France, Netherlands, or Canadian law or a work-made-for-hire under the United States law and all other comparable international intellectual property laws and conventions.  All intellectual property rights and any other rights which the Consultant may have in and to any work, materials, or other results and proceeds of the Services hereunder shall vest irrevocably and exclusively with the Company and are otherwise hereby assigned to the Company as and when created.  The Consultant hereby waives any moral rights of authors or similar rights the Consultant may have in or to the results and proceeds of the Consulting Services hereunder.

7.3       The Company shall have the right to apply for and take out, at the Company's expense, life, health, accident, or other insurance covering the Consultant, in any amount the Company deems necessary to protect the Company's interest hereunder with prior notice given to the Consultant.  The Consultant shall not have any right, title, or interest in or to such insurance.

8.         REPRESENTATIONS AND WARRANTIES

8.1       The Consultant represents, warrants and covenants to the Company as follows:

(a)    the Consultant is not under any contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Services hereunder or any other rights of the Company hereunder;

(b)   the Consultant is not under any physical or mental disability that would hinder the performance of Consultant's duties under this Agreement; and

(c)    The Company will provide and disclose all legal and commercial information to the Consultant that is necessary to perform Consultant’s duties.

9.         INDEMNIFICATION

9.1       The Consultant shall indemnify and hold harmless the Company, its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Consultant of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Consultant.

9.2       The Company shall indemnify and hold harmless the Consultant, its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Company of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Company.

10.        NO OBLIGATION TO PROCEED.

10.1     Nothing herein contained shall in any way obligate the Company to use the Services hereunder or to exploit the results and proceeds of the Services hereunder; provided that, upon the condition that the Consultant is not in material default of the terms and conditions hereof, nothing contained in this section 10.1 shall relieve the Company of its obligation to deliver to the Consultant the Compensation.  All of the foregoing shall be subject to the other terms and conditions of this Agreement (including, without limitation, the Company’s right of termination, disability and default).

11.       RIGHT OF TERMINATION.

11.1      The Company and the Consultant shall each have the right to terminate this Agreement at any time in its sole discretion by giving not less than 90 days written notice. All Compensation due to the Consultant must be paid in full prior to any termination taking effect upon which all monies due to the Consultant will be considered paid in full for the term the services were performed. Upon termination of this Agreement the Consultant shall continue to work with the Company to fulfill the obligations of this Agreement during the notice period and this period will be paid for per terms of this Agreement.  All stock bonuses and stock and options vested at the time of termination shall remain under the ownership of the Consultant and shall remain exercisable until expiry.

12.        DEFAULT/DISABILITY.

12.1      No act or omission of the Company hereunder shall constitute an event of default or breach of this Agreement unless the Consultant shall first notify the Company in writing setting forth such alleged breach or default and the Company shall cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure).  Upon any material breach or default by the Consultant of any of the terms and conditions hereof, or the terms and conditions of any other agreement between the Company and the Consultant for the services of the Consultant, the Consultant may cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure), or the Company shall immediately have the right to suspend or to terminate this Agreement and any other agreement between the Company and the Consultant for the services of the Consultant.

13.        COMPANY'S REMEDIES.

13.1      The services to be rendered by the Consultant hereunder and the rights and privileges herein granted to the Company are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, it being understood and agreed that a breach by the Consultant of any of the provisions of this Agreement shall cause the Company irreparable injury and damages.  The Consultant expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief to prevent a breach hereof the Consultant.  Resort to such equitable relief, however, shall not be construed as a waiver of any other rights or remedies which the Company may have in the premises for damages or otherwise.

14.       INDEPENDENT CONTRACTORS.

14.1 Nothing herein shall be construed as creating a partnership, joint venture, or master-servant relationship between the parties for any purpose whatsoever.  Except as may be expressly provided herein, neither party may be held responsible for the acts either of omission or commission of the other party, and neither party is authorized, or has the power, to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner.  It is expressly understood that the relationship between the parties is one of independent contractors.

15.       MISCELLANEOUS PROVISIONS

(a)    Time.  Time is of the essence of this Agreement.

(b)   Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(c)    Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d)   Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(e)    Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(f)     Assignment.  The Company may assign this Agreement, in whole or in part, at any time to any party, as the Company shall determine in its sole discretion; provided that, no such assignment shall relieve the Company of its obligations hereunder unless consented to by the Consultant in writing.  The Consultant may assign this Agreement with the prior consent of the Company, such consent shall not be unreasonably be withheld.

(g)     Notices.  All notices required, or permitted to be given, under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified.  Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days written notice, to the other party.

(h)    Entire Agreement.  This Agreement contains the entire understanding and agreement among the parties.  There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.  This Agreement may be amended only in writing signed by all parties.

(i)   Waiver.  A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(j)    Counterparts.  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.   Counterparts delivered by electronic means or which contain electronic signatures shall be permitted and form valid counterparts or validly executed counterparts, respectively.

(k)   Successors.  The provisions of this Agreement shall be binding upon all parties, their successors and permitted assigns.

(l)    Counsel.  The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

PHARMA INVESTING NEWS, INC.

Per: /s/ Dorothy Bray

________________________________

Dorothy Bray, Ph.D.

Director, President & CEO

Per:  /s/ Chad S. Johnson

_____________________________

Chad S. Johnson, Esq.

Director, COO, General Counsel & Secretary

CONSULTANT:

Per: /s/ Raymond Dabney

_______________________________

Raymond Dabney